Exhibit 10.5

LEASE AGREEMENT

FUNDAMENTAL PROVISIONS:

DATE OF LEASE:	June 25th, 2004

LANDLORD:	Komas L.L.C.
2738 E. Parleys Way, Ste. 300
Salt Lake City, Utah 84109
Attn: W. Richards Woodbury

TENANT:	Evans & Sutherland Computer Corporation
600 Komas Drive
Salt Lake City, Utah 84106
Attn: Bruce Lyman, Facilities Manager

PREMISES:

That portion of the improvements owned by Landlord which consists of the existing office space located at 650 Komas Drive, Salt Lake City, Utah containing approximately 86,400 square feet of floor area together with all easements, rights-of-way, rights, privileges, benefits and appurtenances now or hereafter belonging thereto or commonly enjoyed therewith, including, without limitation, rights to ingress and egress and parking over, in and on designated areas (hereinafter referred to as the “Premises”). A legal description of the Premises is attached as Exhibit A.

TERM:

The Term shall commence upon the execution of this Lease and shall expire on the day immediately prior to the date which is three (3) years thereafter, unless terminated earlier as permitted by this Lease (the “Term”).

MONTHLY RENTAL:

Except as expressly provided to the contrary herein, the “Monthly Rental Amount” shall be an absolutely net rental amount to Landlord and shall be calculated as follows:  (a) Tenant shall pay Seventy Two Thousand Six Hundred Two and 50/100 Dollars ($72,602.50) per month during the first twelve months of the Term; (b) Forty Seven Thousand One Hundred Ninety One and 67/100 ($47,191.67) per month during the next twelve months of the Term; and (c) Thirty Six Thousand Three Hundred and One 25/100 Dollars ($36,301.25) during the last twelve months of the Term.  To the extent the Term of this Lease commences on a day other than the first day of a month, the rent shall be prorated based on the actual number of days in such month.  The rental amounts set forth above shall be adjusted as set forth in this Lease.

SECURITY DEPOSIT:	Eight Hundred Seventy One Thousand Two Hundred Thirty and 00/100 Dollars ($871,230.00) subject to reduction as set forth in Article 4.

[Premises Address]
[City], Utah

PERMITTED USE:

The Premises may be used for office, research and development, laboratory or any other lawful use permitted by applicable covenants and restrictions currently in place with respect to the University of Utah Research Park and the Premises, or for no purpose.

PRO RATA SHARE:

As used herein, Tenant’s pro rata share shall mean the percentage obtained by dividing the actual rentable square footage being leased to Tenant under this Lease, as adjusted from time to time by leases to third parties in accordance with Section 1.5, by the total rentable square footage in the Premises.

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which hereby acknowledged, it is agreed as follows:

ARTICLE 1

LEASE OF PREMISES

1.1                                 Lease of Premises to Tenant.  Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, on the terms and conditions set forth in this Lease, including the Fundamental Provisions set forth above.

1.2                                 Acceptance of Premises.

Tenant is currently in possession of the Premises and Tenant accepts the Premises, “AS IS, WHERE IS”, including any and all defects, patent, latent or otherwise, with no representation or warranty whatsoever by Landlord as to the fitness, suitability, habitability, or usability of the Premises.

1.3                                 Landlord’s Access to Premises.  Subject to the terms and conditions of this Lease, Landlord and its agents, at all reasonable times, shall have access to the Premises for the purpose of examining or inspecting the condition thereof.  In addition, Landlord and its agents and contractors shall have access to the Premises for purposes of completing development of the Premises for Landlord’s intended uses.

1.4                                 Quiet Enjoyment.  Conditioned upon Tenant paying the Monthly Rental Amount and such other amounts as may be required hereunder, Tenant may at all times during the Term peaceably, quietly, and exclusively have, hold, and enjoy the Premises, subject to the terms and conditions of this Lease.

1.5                                 Landlord’s Obligations.  During the Term, Landlord agrees to act diligently and in good faith to lease all or any portion of the Premises to third parties.  Tenant acknowledges that Landlord and Landlord’s affiliates own other improvements in the vicinity of the Premises (the “Other Properties”), and, as a result, Landlord may not place every potential third party tenant in the Premises; provided, however, that Landlord will make reasonable efforts to do so in accordance with this Section 1.5.  Subject to the terms of this Lease, Landlord agrees to offer the Premises for lease to third parties at market rates that are reasonable for the Premises.  Landlord will provide monthly reports to Tenant regarding the leasing progress with respect to the Premises, and with respect to leasing of the Other Properties.  Tenant will keep all such leasing information confidential, except to the extent Tenant is required by law or court order to disclose the same, and except for disclosure to Tenant’s officers, directors, employees, agents, attorneys and consultants.  Any new leases for the Premises or Other Properties entered into after the date of this Lease shall conform to the requirements of this Section 1.5.  Landlord shall amortize over the term of such new lease for the Premises (but in no event shall such amortization be less than 5 years) the cost of any tenant improvements required in connection with such new lease; provided, however, that in no event shall any such tenant improvements include any of the following: (a) demising costs; (b) costs pertaining to modifications of common areas or systems needed to create multi-tenant capabilities for the Premises, (c) costs in excess of the actual rate at which such amortization is financed (which may include a blended rate of 10% for those funds furnished directly by Landlord and the actual finance rate for the portion of funds being financed by a lender) provided, however, such blended finance rate shall not exceed nine per cent (9%); or (d) the first $5.00 per rentable square foot of tenant improvements within any leased space and Landlord shall deduct or cause to be deducted the monthly amortization cost therefore from the rental to be paid by such tenant.  In no event shall the monthly rental amount to be paid by such third party tenant be less than $11.00 per rentable square foot after such amortization of tenant improvements in accordance with this Section 1.5, nor shall any such tenant’s share of Operating Expenses [defined later] in such lease be less than the actual pro rata share of Operating Expenses for such portion of the Premises.  Any third party tenant’s rent, after amortization as set forth above, shall be referred to herein as “Third Party Rents”.  Any third party tenant’s share of Operating Expenses and additional rent under such third party tenant’s lease, shall be referred to herein as “Third Party Additional Rents”.

ARTICLE 2

TERM

2.1                                 Initial Term of Lease.  The initial Term of this Lease shall be as stated in the Fundamental Provisions, subject to the terms and conditions set forth in this Lease.

2.2                                 Surrender of Premises.  Upon the termination of this Lease for any cause whatsoever, Tenant shall immediately surrender to Landlord peaceable possession of the Premises in substantially the condition said Premises was in immediately prior to the commencement of this Lease (ordinary depreciation and reasonable wear and tear and damage caused by casualty or by Landlord or its employees, agents or contractors excepted); subject, however, to the rights of removal as provided in Section 2.3 below.

2.3                                 Removal of Personal Property and Tenant’s Fixtures; Landlord’s Lien.  So long as Tenant is not in default under this Lease, Tenant may remove from the Premises, at any time, any and all personal property of Tenant including, without limitation, Tenant’s equipment and trade fixtures.  If Tenant is in default, then to secure the payment of all rent and other amounts due and to become due under this Lease, Tenant hereby grants to Landlord, in addition to any landlord’s lien provided by Utah Code Section 38-3-1, an express contract lien on all property, chattels, merchandise, fixtures and equipment which may be placed in the Premises by Tenant during the Term.

2.4                                 Holding Over.  If Tenant should remain in possession of the Premises after the expiration of the Term without executing a new lease, then such holding over shall be construed as a tenancy from month to month, subject to all the covenants, terms, provisions and obligations of this Lease except that the Monthly Rental Amount during any holdover tenancy shall be equal to 125% of the then current Monthly Rental Amount.

2.5                                 Partial Termination.  If a third party tenant requires as a condition of entering into it’s lease, that Tenant release and surrender it’s rights of possession to the portion of the Lease Premises being leased to the third party tenant, then Tenant agrees to execute a document releasing said portion of the Premises.

ARTICLE 3

RENT

3.1                                 Rent.  Tenant shall pay to Landlord as rent during the Term, the Monthly Rental Amount stated in the Fundamental Provisions.  The Monthly Rental Amount is payable monthly, in advance, on the first day of each calendar month during the Term.

3.2                                 Additional Rent.  In addition to Monthly Rental Amount, Tenant’s pro rata share of Operating Expenses (as defined in Exhibit B) and all other payments to be made by Tenant under this Lease will be deemed “Additional Rent” and will be due and payable within ten (10) days of receipt by Tenant of an invoice from Landlord, if no other time for payment is specified.

3.3                                 Rental Credits.  Tenant shall be entitled to credits against any Monthly Rental Amount due and against Additional Rent as follows:

(a)                                  Credit Against Additional Rent.  All Third Party Additional Rents shall be used first to reduce the total Additional Rent due under this Lease.  In addition, (i) in year one of this Lease, all Third Party Rents shall be first credited toward any remaining amounts then due and owing in connection with Additional Rents under this Lease and if any Third Party Rents remain after such credit is applied, the remainder shall be applied as set forth in Section 3.3(b) below, and (ii) in year two of this Lease all monthly Third Party Rents in excess of Twenty Five Thousand Four Hundred Ten and 88/100 Dollars ($25,410.88.00) which represents thirty five percent (35%) of the Monthly Rental Amount due Landlord from Tenant in year one of this Lease shall be first credited toward any remaining amounts then due and owing in connection with Additional Rents under this Lease and if any Third Party Rents remain after such credit is applied, the remainder shall be applied as set forth in Section 3.3(b) below and, (iii) in year three of this Lease all monthly Third Party Rents in excess of Thirty Six Thousand Three Hundred One and 25/100 Dollars ($36,301.25) which represents fifty percent (50%) of the Monthly Rental Amount due Landlord from Tenant in year one of this Lease shall be first credited toward any remaining amounts then due and owing in connection with Additional Rents under this Lease and if any Third Party Rents remain after such credit is applied, the remainder shall be applied as set forth in Section 3.3(b) below. Notwithstanding the foregoing, on the date Third Party Rents exceed Seventy Two Thousand Six Hundred Two and 50/100 Dollars ($72,602.50) per month, which is equal to 100% of the Monthly Rental Amount payable by Tenant in year one of this Lease, this Lease shall be deemed terminated as of such date and Tenant shall be released from any further obligation under the Lease.

(b)                                 Credit Against Monthly Rental Amount.  The Monthly Rental Amount shall be reduced by an amount equal to any remaining amounts of Third Party Additional Rents and Third Party Rents after applying the same pursuant to Section 3.3(a) above.

(c)                                  Controlling Operating Expenses.  Tenant represents that Operating Expenses on the Premises, when vacant, are approximately Two Hundred Seventy Four Thousand and 00/100 Dollars per year or Three and 21/100 Dollars ($3.21) per rentable square foot as set forth in Exhibit C.  Tenant acknowledges and agrees that Landlord will not be able to recover all increased Operating Expenses that are a result of a third party tenant and as such, that Operating Expenses to Tenant will increase;  provided, however, Landlord and Tenant agree to work together in good faith to control Operating Expenses on the unoccupied portions of the Premises and Landlord agrees to a reasonable cap on Operating Expenses for the vacant portion of the Premises, such Operating Expenses will be on a sliding scale according to third party tenant occupancy of approximately Two Hundred Seventy Eight Thousand Three Hundred Seventy Three and 00/100 Dollars ($278,373.00) including management fees (which is approximately Three and 21/100 Dollars ($3.21) per rentable square foot) to Five

Hundred Twenty Eight Thousand Two Hundred Sixty Six and 50/100 Dollars ($528,266.50) including management fees (which is approximately Six and 21/100 Dollars ($6.21) per rentable square foot) multiplied by one hundred twenty five percent (125%) as set forth in Exhibits C & D and as offset by Third Party Rents and pro rata share of Operating Expenses as set forth herein; and further, provided, however, Landlord agrees that such Operating Expenses payable by Tenant to Landlord including management fees, shall not exceed Seven Hundred Twenty Six Thousand Eight Hundred Fifty Six and 00/100 Dollars ($726,856.00) in the aggregate over the three year term of this Lease.  Notwithstanding the foregoing, management fees charged to Tenant by Landlord shall billed as set forth herein and are not subject to escalation.

(d)                                 Management of the Premises.  Landlord and Tenant agree that Tenant will retain management of the Premises at Tenant’s expense until the earlier of (i) 50% third party tenant occupancy, or (ii) the commencement of the second 12-month term of this Lease; provided, however, such management will be commercially reasonable and Landlord may process and pass through to Tenant any direct billing such as Utilities other than electrical.

(e)                                  Management Fee.  Landlord’s annual management fee for processing and pass through of billing to Tenant shall not exceed ½% of the aggregate Monthly Rental Amount for the first 12 months of this Lease, 2% of the aggregate Monthly Rental Amount the second year, and 3% of the aggregate Monthly Rental Amount for the third year of the Lease.

(f)                                    Audit Rights.  Landlord agrees the Tenant shall have the right to audit Landlord’s books and records, including, without limitation third party leases, to verify that Landlord is properly applying credit amounts as required by this Lease.

(g)                                 Initial Third Party Tenant Leases.  Landlord agrees that it will not lease a space in the Premises to any initial third party tenant smaller than Eight Thousand rentable square feet without the prior written approval of Tenant.

ARTICLE 4

SECURITY DEPOSIT

4.1                                 Security Deposit.  Upon the execution of this Lease, Tenant will deposit an amount equal to the Security Deposit with Landlord, as security for the full performance by Tenant of its obligations under this Lease.  If an event of default by Tenant occurs under any provision of this Lease, Landlord will be entitled, at its option, to apply or retain all or any part of the Security Deposit for the payment of any rent or other sum in default, any other amount which Landlord may spend or become obligated to spend because of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer because of Tenant’s default.  If any portion of the Security Deposit is so used or applied, Tenant will, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount.  In no event will the Security Deposit be deemed or treated as a prepayment of any rental or other amounts payable by Tenant under this Lease, including without limitation, the last monthly installment of rent.  Landlord will not be required to keep the Security Deposit separate from its general funds, and Tenant will be entitled to interest on the Security Deposit at the rate of 1% below the Prime Rate of Zions First National Bank, N.A. or its successors adjusted monthly.  Said interest will be paid by Landlord to Tenant quarterly within five (5) days after the end of each calendar quarter so long as Tenant is not in default under the Lease.  If Tenant will fully and faithfully perform every provision of this Lease to be performed by it, upon Tenant’s surrender of the Premises and within fifteen (15) days after the expiration of the Lease, Landlord will return the Security Deposit, or any remaining balance thereof, together with its written explanation of the application of the funds, to Tenant.  In the event of termination of Landlord’s interest in this Lease, Landlord will transfer the deposit to Landlord’s successor in interest, giving notice to Tenant, and Tenant waives any claim to approve the transfer.  Tenant agrees that, upon a transfer of the Security Deposit, Landlord will have no further liability to return or account for it; provided, however, that Landlord may retain the Security Deposit until such time as any amount due from Tenant in accordance with this Lease has been determined and paid in full.  Landlord’s rights with respect to the Security Deposit will be in addition to and will not preclude concurrent, alternative or successive exercise of any other rights or remedies available to Landlord.

4.2                                 In the alternative, Tenant may elect to keep said Security Deposit in an escrow account with appropriate instructions to the escrow holder to pay to Landlord appropriately upon default of Tenant.  Said escrow account may be interest bearing with any accured interest payable to Tenant so long as Tenant is not in default under the Lease.

4.3                                 As a further alternative, Tenant may elect to provide Landlord with an irrevocable Letter of Credit issued by an acceptable financial institution in the amount of Eight Hundred Seventy One Thousand Two Hundred Thirty and 00/100 Dollars ($871,230.00) which may be drawn against by Landlord to the extent that Tenant fails to pay as set forth in the Lease or if within fifteen (15) days prior to the expiration of any letter of credit provided, Tenant fails to obtain an acceptable replacement letter of credit. If the Landlord draws on the letter of credit it will be held and used subject Section 4.1 of this Lease.

4.4                                 Provided that Tenant is not in default the amount of Security Deposit or Letter of Credit shall be reduced from Eight Hundred Seventy One Thousand Two Hundred Thirty and 00/100 Dollars ($871,230) after the first full calendar year as follows:

a)                                      Tenant may withdraw or be entitled to a refund from the Security Deposit of the amount of Monthly Rental (but not Additional Rental) paid commencing with the sixteenth (16) month as set forth in Exhibit E and;

b)                                     To the extent that due to Third Party Rents, Tenant’s Monthly Rental obligation for months sixteen through thirty-six (16 – 36) of this Lease has been reduced from that set forth in the Monthly Rental section of the Fundamental Provisions, Tenant shall be entitled to a refund of the amount of reduced Monthly Rental obligation as reasonably agreed by Landlord and Tenant.  Whenever an additional third party occupies space, Landlord and Tenant shall reasonably calculate the reduction of Tenant’s Monthly Rental obligation due to the anticipated Third Party Rents added and Tenant shall receive a refund of such reduction as set forth is Exhibit F.

c)                                      Furthermore, if Tenant reports a Net Income (excluding any one-time benefits from disposition of assets in any two consecutive quarters commencing in the first calendar quarter of 2005, then the amount of the required Security Deposit shall be reduced by one-half (½) of the then remaining Security Deposit.  This one-half (½) reduction shall apply one (1) time only.

Notwithstanding the above, if Tenant reports a Net Income as defined above for four (4) consecutive quarters commencing after January 1, 2005, the Security Deposit shall be reduced to One Hundred Thousand and 00/100 Dollars ($100,000.00).

ARTICLE 5

USE; CONSTRUCTION; MAINTENANCE AND REPAIR

5.1                                 Permitted Use.  Tenant may use the Premises for office, research and development, laboratory or any other lawful use permitted by applicable covenants and restrictions currently in place with respect to the University of Utah Research Park and the Premises, or for no purpose.

5.2                                 No Waste; Compliance with Law.  Tenant agrees not to commit any waste of the Premises.  Tenant agrees to comply with all laws, ordinances, regulations, governmental stipulations, covenants, conditions and restrictions, public or private, affecting or relating to the Premises, and Tenant’s use thereof including, without limitation, such laws, rules and regulations as may from time to time be in effect with respect to the use of “Hazardous Materials” [as defined below] on the Premises.

5.3                                 Buildings and Improvements. Tenant shall not remove, demolish or impair the structural character of any existing improvement to the Premises without Landlord’s prior written consent, which may be withheld in Landlord’s sole and absolute discretion.

5.4                                 Maintenance and Repair Obligations. During the Term, Tenant, at Tenant’s sole cost and expense, shall keep and maintain the Premises and any improvements serving the Premises, in good, useable, safe condition; provided, however, that Tenant shall not be required to repair or restore any portion of the Premises or any improvements serving the Premises, except to the extent the same results from the active negligence of Tenant, its employees, agents or contractors and is not covered by casualty insurance. Notwithstanding the foregoing, and in order to control Operating Expenses, Tenant’s obligation to have all of the building systems in working order will be upon reasonable notice from Landlord of a third party tenant requirement; and further, provided, however, Tenant shall, (i) at the commencement of this Lease and at Tenant’s expense, seal and stripe the west parking lot for the Premises, and (ii) at Lease commencement or such date as the parties agree, disassemble and remove the dome structure located in the wide bay.  Landlord acknowledges and agrees that Tenant’s removal of the dome structure does not include any other restoration or repairs to the Premises by Tenant.

5.5                                 Environmental Compliance.  Tenant shall comply with all environmental and industrial hygiene laws, rules, and regulations relating to or affecting the Premises or any operations thereon, including laws, rules and regulations governing the storage of Hazardous Materials.  For purposes of this Lease, “Hazardous Materials” means any and all substances, chemicals, wastes, sewage, materials or emissions which are now or hereafter may be regulated, controlled, prohibited or otherwise affected by any local, state or federal statute, ordinance, code, rule, regulation, order, license, common law, treaty, decree, permit or other law now or hereafter in effect, including, without limitation: (a) any substance which is defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous wastes”, “restricted hazardous waste”, “toxic substances”, “air pollutant”, or “known to cause cancer or reproductive toxicity” (or words of similar import), petroleum products (including crude oil or any fraction thereof) or any other chemical, substance or material which is prohibited, limited or regulated under any federal, state or local law, ordinance, regulation, order, permit, license, decree, common law, or treaty now or hereafter in force regulating, relating to or imposing liability or standards concerning materials or substances known or suspected to be toxic or hazardous to health or safety, the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, as amended (“RCRA”), 42 U.S.C. § 6901, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq., the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; (b) any substance the presence of which at the Premises causes or threatens to cause a nuisance upon the Premises or to adjacent properties or poses or threatens to pose a hazard to the health or safety of human beings; and (c) any substance the presence of which at the Premises or at nearby or adjacent properties could constitute a trespass.

ARTICLE 6

LIENS AND ENCUMBRANCES

6.1                                 Encumbering the Premises.  During the Term of this Lease, Tenant shall not cause any lien, claim, charge or encumbrance of any nature or description whatsoever to attach to or encumber the Premises or any part thereof without Landlord’s prior consent.

ARTICLE 7

GENERAL INDEMNITY; INSURANCE; CASUALTY

7.1                                 General Indemnity Provisions.  Tenant covenants and agrees to indemnify and save Landlord harmless for, from and against each and every claim, demand, liability, loss, cost, damage and expense, including, without limitation, attorneys’ fees and court costs, arising out of any injury to or death of persons or damage to property caused by Tenant or its agents, contractors or employees. These indemnity provisions, as well as all other indemnity provisions in this Lease, shall survive the expiration of this Lease or the earlier termination thereof.

7.2                                 General Indemnity Provisions.  Landlord covenants and agrees to indemnify and save Tenant entirely harmless for, from and against each and every claim, demand, liability, loss, cost, damage and expense, including, without limitation, attorneys’ fees and court costs, arising out of any injury to or death of persons or damage to property caused by Landlord or its agents, contractors or employees. These indemnity provisions, as well as all other indemnity provisions in this Lease, shall survive the expiration of this Lease or the earlier termination thereof.

7.3                                 Casualty Insurance.  Landlord will, at all times during the Term, subject to reimbursement by Tenant as provided herein, obtain and maintain in effect an All Risk property and casualty insurance policy for the benefit of Landlord and Tenant insuring one hundred percent (100%) of replacement cost of the building in which the Premises are located . The original of such policy or policies shall remain in possession of Landlord; provided, however, that Tenant shall have the right to receive from Landlord, upon written demand, a duplicate policy or policies of any such insurance; and further provided, however;  Landlord and Tenant will bid such insurance and Tenant may upon the reasonable approval of Landlord purchase such insurance directly.  All such insurance may be carried under blanket policy covering the Premises and any other of the Tenant’s real property.  Notwithstanding the foregoing, if Tenant is providing such All Risk and casualty insurance coverage directly, Tenant may require Landlord to provide such insurance coverage at the time the Premises are Leased and occupied by a third party tenant and Tenant shall reimburse Landlord for its pro rata share of such insurance.

7.4                                 Liability Insurance.  Tenant, at the sole cost and expense of Tenant, shall at all times during the Term maintain in force an insurance policy or policies which will name Tenant as insured and Landlord together with additional parties reasonably designated by Landlord as an additional insured, insuring against all liability resulting from injury or death occurring to persons in or about the Premises and from property damage occurring in or about the Premises, the liability under such insurance to be not less than Two Million and 00/100 Dollars ($2,000,000) (combined single limit for personal injury, including death, and property damage).  The original of such policy or policies shall remain in possession of Tenant; provided, however, that Landlord shall have the right to receive from Tenant, upon written demand, a duplicate policy or policies of any such insurance. Landlord, subject to reimbursement by Tenant as provided herein, shall at all times during the Term maintain in force an insurance policy or policies which will name Landlord as insured and Tenant together with additional parties reasonably designated by Tenant as an additional insured, insuring against all liability resulting from injury or death occurring to persons in or about the remainder of the property (excluding the Premises) and from property damage occurring in or about the remainder of the property (excluding the Premises), the liability under such insurance to be not less than Two Million and 00/100 Dollars ($2,000,000) (combined single limit for personal injury, including death, and property damage).  The original of such policy or policies shall remain in possession of Landlord; provided, however, that Tenant shall have the right to receive from Landlord, upon written demand, a duplicate policy or policies of any such insurance.

7.5                                 Insurance Policy Requirements. The insurance policies and certificates required by this Article 7 shall require the insurance company to furnish Landlord and Tenant, as the case may be, thirty (30) days prior written notice of any cancellation or lapse, or the effective date of any reduction in the amounts or scope of coverage.  Except with respect to blanket insurance, as described in Section 7.8 below, all such policies shall be issued by a company or companies, rated “A” or better by Best’s Insurance Guide, responsible and authorized to do business in the State of Utah.

7.6                                 Mutual Waiver of Subrogation Rights.  Tenant and Landlord each hereby release and relieve the other and any parent, subsidiary or affiliate of the other, and their respective directors, officers, shareholders, employees, representatives and agents (the “Related Parties”) and waive their entire right of recovery against the other and the Related Parties of the other, for loss or damage arising out of or incident to the perils insured against under this Article 7, which perils occur in, on or about the Premises, whether due to the negligence of Landlord or Tenant or their Related Parties but only to the extent of insurance proceeds actually paid.  Landlord shall, upon obtaining the policies of insurance required hereunder, give notice to and obtain waiver of subrogation agreements or endorsements from the insurance carrier or carriers concerning the foregoing mutual waiver of subrogation.

7.7                                 Damage. If any buildings, structures or other improvements upon the Premises shall be destroyed or damaged in whole or in part by fire, or as a result directly or indirectly of war, or by act of God, or occurring by reason of any other cause whatsoever, so as to render the Premises untenantable, and such condition continues for a period longer than twelve (12) months, this Lease may be terminated at the election of Tenant, by sending written notice thereof to the Landlord, which termination shall be effective immediately upon receipt thereof.  Upon any termination of this Lease pursuant to this Section 7.7, Tenant’s rental obligations shall immediately cease, and except as otherwise expressly provided herein, all of the obligations of Landlord and Tenant shall terminate.  Notwithstanding the foregoing, (i) Landlord shall purchase rental income insurance, covering up to twelve (12) months of the Monthly Rental Amount due Landlord from Tenant and Tenant will reimburse Landlord for such costs not to exceed One Thousand Two Hundred Dollars ($1200.00) per year and if such casualty shall occur, Tenant shall have no obligation to pay the Monthly Rental Amount due during said twelve (12) month period, or (ii) with the reasonable written approval of Landlord, Tenant may purchase such rental income insurance directly and the cost of Tenant’s Monthly Rental Amount shall be covered by such rental income insurance for a 12-month period as set forth in this Section 7.7.

7.8                                 Blanket Insurance Policies.  Landlord and Tenant agree that either party may satisfy its insurance obligations under this Lease by a blanket policy of insurance.  Such blanket policy shall contain an endorsement that names Tenant or Landlord as the case may be as an additional insured, references the

Premises, and guarantees a minimum limit available for the Premises equal to the insurance amounts required in this Lease.  Upon request, each Party shall cause certificates of insurance reasonably evidencing compliance with the requirements of this Article 7 to be delivered to the other Party.

7.9                                 Pro Rata Share.  Tenant shall reimburse Landlord for Tenant’s pro rata share of all insurance premiums reasonably incurred by Landlord under this Lease.

ARTICLE 8

UTILITIES

8.1                                 Utility Charges.  Tenant shall, pursuant to its obligations as set forth in Section 3.3 of this Lease, pay or cause to be paid, when due and prior to delinquency, its pro rata share of any and all charges for water, gas, electricity, telephone service, and any other utilities used in or upon the Premises by or on behalf of Tenant during the Term and agrees not to permit any charges of any kind to accumulate or become a lien against the Premises.

8.2                                 Separation of Utilities.  Landlord and Tenant agree that, upon the expiration or earlier termination of the Term, or if required by the applicable utility company, Tenant and Landlord shall immediately (but in any event within thirty (30) days after such termination or earlier expiration of the Term or within thirty days after request therefor by such utility company) enter into such agreements as may be necessary to separate utilities serving the Premises from utilities serving other properties owned or operated by Tenant adjacent to the Premises, including, without limitation, separation of the electrical utilities from the substation currently being operated by Tenant for other properties owned and/or operated by Tenant. Landlord shall hold harmless, defend (with counsel reasonably acceptable to Tenant) and indemnify Tenant from all costs, damages, and liability whatsoever resulting from Landlord’s failure to execute such agreement as set forth herein.  Land lord and Tenant agree that a separation of the electrical utility will be pursuant to an agreement in substantially the form of Exhibit G.

ARTICLE 9

TAXES AND ASSESSMENTS

9.1                                 Real Estate Taxes. Landlord shall pay, during the entire term of this Lease, all real estate taxes, assessments, and charges and other governmental levies and charges, general and special which are assessed or imposed upon the Premises, or any part thereof, or which become payable during the term of this Lease; provided, however that Tenant shall reimburse Landlord for Tenant’s pro rata share of such amounts within thirty (30) days prior to the date such amounts are due to the applicable governmental authority.

ARTICLE 10

SECURITY

10.1                           Security.  Tenant shall furnish security for the Premises at substantially the same level it provides security for its other buildings in the Research Park including monitoring and use of the existing AMAG card access system (“Card Access System”), taped monitoring of the existing CCTV system and security rounds after normal business hours.  Such security shall not include parking lot enforcement or other security measures beyond Tenant’s normal observation and reporting procedures and as has been provided by Tenant to other tenant’s from time to time.

10.2                           Card Access System.  With respect to the card access system, Tenant will, at Tenant’s expense and not as Operating Expenses, provide, as reasonably determined by Tenant, use of the

Card Access System as follows; maintenance of the system, limited programming of access times, photos on a scheduled basis, badge activation, badge deactivation, archival of old badges, and encoding.  The cost of materials will be reimbursed by Landlord to Tenant as reasonably determined by Tenant.

10.3                           Modifications and Additions.  Notwithstanding any language to the contrary, Landlord will pay for the costs of any modifications, additions or changes to the Card Access System, CCTV System, or additional security labor required.

10.4                           Scheduling of Work. Services including, without limitation, initial programming, access code changes, badge activation, badge deactivation, and photos will be as reasonably determined by the Tenant.

10.5                           Card Format.  Landlord will, at Landlord’s expense, provide; (i) logo for any Landlord or third party tenant badges in a format acceptable to Tenant which is compatible with existing card key badge system and existing photo equipment and, (ii) a background color different than those currently used by Tenant.

10.6                           Materials.  Tenant will order and stock materials for badges as reasonably estimated by Landlord or allow Landlord to order and stock its own materials.  Materials ordered or provided by Tenant will be included as Operating Expenses to Tenant unless Tenant is reimbursed directly by Landlord or Landlord’s third party tenant(s).

10.7                           Temporary Badges.  Landlord will provide to Tenant a copy of Landlord’s current written policy in effect from time to time, which policy must be reasonably acceptable to Tenant, regarding Landlord’s requirements for issuing temporary badges and after hours access to Landlord’s employees, contractors or agents, or third party tenants.

10.8                           Reporting.  Tenant will provide security rounds after normal business hours and report security or maintenance issues such as open exterior doors, roof leaks or other water leaks, or upon specific requests from Landlord, high temperatures in key areas if temperature recording equipment is provided by Landlord.  All such reports will be to Landlord’s designee; provided, however, Tenant shall only be responsible to report such security or maintenance problems that are in the areas normally covered by security rounds and easily visible and times reasonably determined by Tenant.

10.9                           Termination.  Tenant’s agreement to provide security for the Premises shall terminate at Lease termination or may by terminated by Landlord with written notice of such termination at any time; provided, however, Landlord shall pay the costs of such security for the Premises.

10.10                     Indemnification.  Tenant’s agreement to provide security for the building including, card access service, CCTV taped monitoring, and security rounds is at the request of the Landlord, and Landlord agrees to indemnify and save Tenant and Tenant’s Related Parties entirely harmless for, from and against each and every claim, demand, liability, loss, cost, fine, penalty, damage and expense, including, without limitation, reasonable attorneys’ fees and court costs, arising out of such security or any accident or other occurrence causing damage or loss to property by reason of construction, maintenance or use of the Card Access System, CCTV system, of any additions, alterations or renovations thereto, or due to the condition of the Premises, or the use or neglect thereof by Landlord or any of Landlord’s Related Parties, third party tenant’s, or any other person, or otherwise occurring upon the Premises, and unless caused by the sole gross negligence of Tenant.

ARTICLE 11

ASSIGNMENT AND SUBLETTING

11.1                           Assignments.  Tenant may assign all or any part of this Lease with the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed; provided, however, Tenant shall remain liable to Landlord for the performance of all obligations to be performed by Tenant under this Lease, including payment of the Monthly Rental Amount.

11.2                           Subleases. Tenant may sublet all or any part of this Lease with the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed; provided, however, Tenant shall remain liable to Landlord for the performance of all obligations to be performed by Tenant under this Lease, including payment of the Monthly Rental Amount.

ARTICLE 12

SALE OF LEASEHOLD BY LANDLORD

12.1                           Sale by Landlord.  Landlord may sell, transfer, assign or otherwise dispose of its interest in the Premises or this Lease, or any part thereof or interest therein, without the consent of Tenant; provided, however, that Landlord shall obtain a customary nondisturbance agreement from the purchaser of Landlord’s interest and shall cause such purchaser to be bound by each and every covenant and condition to be performed by Landlord under this Lease, including, without limitation, the provisions of Section 1.5.  This Lease shall not be affected by any such sale, transfer, assignment or disposal of Landlord’s interest, and Tenant agrees to attorn to Landlord’s purchaser or assignee.

ARTICLE 13

DEFAULTS AND REMEDIES

13.1                           Default.  Upon the non-payment of the whole or any portion of the rentals hereby reserved, or upon the non-performance by Tenant of any other covenant or condition herein set forth on the part of said Tenant to be kept and performed, Tenant shall be in default hereunder; provided, however, except as otherwise provided in this Lease, Landlord shall not be entitled to exercise its remedies for default unless, in the case of a default involving the failure to pay rent, such default continues for more than five (5) days following Tenant’s receipt of written notice from Landlord therefor, and in the case of any other default, Landlord shall have given Tenant written notice of the default and Tenant shall have failed to cure such default (or in the case of a default that cannot be cured within twenty (20) days, Tenant shall not have commenced to cure such default and be diligently prosecuting such cure) on or before twenty (20) days after Tenant receives such notice.  Tenant shall also be in default under this Lease and Landlord shall be entitled to exercise its remedies under this Lease for default (without any additional cure period except as provided in subsections (a) or (b) below):

(a)                                  Bankruptcy.  If Tenant shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of Tenant as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Tenant shall consent to or acquiesce in the filing thereof or such petition or answer shall not be discharged or denied within sixty (60) days after the occurrence of any of the foregoing; or

(b)                                 Other Insolvency Events.  If a receiver, trustee or liquidator of Tenant or of all or substantially all of the assets of Tenant or Tenant’s leasehold interest in the Premises shall be appointed in any proceeding brought by Tenant, or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against Tenant and shall not be discharged within sixty (60) days after the occurrence thereof, or if Tenant shall consent to or acquiesce in such appointment.

13.2                           Remedies.  On any event of default, Landlord, at Landlord’s option, may exercise any and all rights and remedies available at law or in equity or pursuant to this Lease, in any order, successively or concurrently, including the following:

(a)                                  Cure of Default.  Landlord may take any action deemed necessary by Landlord, in Landlord’s reasonable discretion, to cure the default.  Tenant shall be liable to Landlord for all of Landlord’s reasonable expenses so incurred, as additional rent, payable by Landlord to Tenant within ten (10) days of receipt by Tenant of an invoice therefor.

(b)                                 Termination of Lease.  Landlord may terminate this Lease by written notice to Tenant of Landlord’s election to do so.  Upon the giving of such notice, the term of this Lease and the estate hereby granted shall expire and terminate on the date set forth in such notice as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Term, and all rights of Tenant shall expire and terminate, but Tenant shall remain liable as hereinafter provided.  Upon Landlord’s notice of termination, Landlord may recover from Tenant the Default Payment.

(c)                                  Right to Re-enter.  Landlord shall have the right pursuant to proper legal process, whether or not the term of this Lease shall have been terminated pursuant to Section 11.2(b), to re-enter and repossess the Premises by summary proceedings, ejectment, any other legal action or in any lawful manner Landlord determines to be necessary or desirable and to remove all persons and property therefrom.  No such re-entry or repossession of the Premises shall be construed as an election by Landlord to terminate the term of this Lease unless a notice of such termination is given to Tenant pursuant to Section 12.2(b).

(d)                                 Reletting of the Premises.  At any time or from time to time after the re-entry or repossession of the Premises pursuant to Section 12.2(c), whether or not the term of this Lease shall have been terminated pursuant to Section 12.2(b), Landlord shall use reasonable efforts to relet the Premises for the account of Tenant at a rental which is reasonable in light of the then existing market conditions in the community, in the name of Tenant or Landlord or otherwise, without notice to Tenant, for such term or terms and on such other conditions and for such uses as Landlord, in its reasonable discretion, may determine.  Landlord may collect and receive any rents payable by reason of such reletting.

13.3                           Interest on Past Due Amounts.  Any sum of money due to Landlord and not paid within five (5) days after such sum shall become due shall bear interest from the due date until paid at the rate of twenty one percent (21%) per annum.

13.4                           Waiver of Breach.  No waiver by Landlord or Tenant of the breach of any provision of this Lease shall be construed as a waiver of any preceding or succeeding breach of the same or any other provision of this Lease, nor shall the acceptance of rent by Landlord during any period of time in which Tenant is in default in any respect other than payment of rent be deemed to be a waiver of such default.

ARTICLE 14

SUBORDINATION

14.1                           Subordination.  Tenant agrees to execute any documents required to effectuate an attornment or subordination of this Lease to the lien of any mortgage or deed of trust, as the case may be; provided, however, that Tenant shall receive a customary nondisturbance agreement from the holder of any such mortgage or deed of trust, as the case may be.

ARTICLE 15

ESTOPPEL CERTIFICATE

15.1                           Delivery of Estoppel Certificate.  Each party shall at any time upon twenty (20) days’ prior written notice from the other party execute, acknowledge and deliver to the requesting party a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modifications and certifying that this Lease, as so modified, is in full force and effect) and the date to which the rent is paid; (ii) acknowledging that there are not, to such party’s knowledge, any uncured defaults on the part of either party hereunder, or specifying such defaults if any are claimed; (iii) agreeing to provide any mortgagee of the requesting party with the opportunity to cure defaults by the requesting party; and (iv) agreeing not to amend, cancel or assign the Lease without the prior consent of any such mortgagee.  Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises or any interest therein.

ARTICLE 16

GENERAL PROVISIONS

16.1                           Notices.  Notices shall be in writing and shall be given by personal delivery, by deposit in the United States mail, certified mail, return receipt requested, postage prepaid, or by express delivery service, freight prepaid.  Notices shall be delivered or addressed to Landlord and Tenant at the addresses set forth on the first page of this Lease or at such other address or number as a party may designate in writing.  The date notice is deemed to have been given, received and become effective shall be the date on which the notice is delivered, if notice is given by personal delivery, or the date of actual receipt, if the notice is sent through the United States mail or by express delivery service or by facsimile transmission.

16.2                           Attorneys’ Fees.  If any action is brought by any party to this Lease in respect of its rights under this Lease, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs as determined by the court.  In the event that any person who shall not be a party to this Lease shall institute an action against Tenant in which Landlord shall be involuntarily and without cause joined as a party, Tenant shall reimburse Landlord for all attorneys’ fees incurred by Landlord in connection therewith.

16.3                           Severability.  The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

16.4                           Recording.  Neither this Lease nor any memorandum of this Lease shall be recorded or filed without Landlord’s prior written consent, which consent shall not be unreasonably withheld.

16.5                           Cumulative Remedies.  No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies hereunder or at law or in equity.

16.6                           Construction.  The titles which are used following the number of each Section are so used only for convenience in locating various provisions of this Lease and shall not be deemed to affect the interpretation or construction of such provisions.  The parties acknowledge that each party and its counsel have reviewed and revised this Lease.  This Lease shall not be construed for or against Landlord or Tenant.  References in this Lease to “Articles” and “Sections” refers to the Articles and Sections of this Lease, unless otherwise noted.

16.7                           Successors.  This Lease and all of provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of Landlord and Tenant.

16.8                           Governing Law.  The terms, conditions, covenants, and agreements herein contained shall be governed, construed, and controlled according to the laws of the State of Utah.

16.9                           Time is of the Essence.  Time is of the essence of this Lease and in the performance of all of the covenants and conditions hereof.

16.10                     Entire Agreement.  This Lease and the Purchase Agreement set forth all the promises, inducements, agreements, conditions, and understandings between Landlord and Tenant relative to the Premises, and there are no other promises, agreements, conditions, or understandings, either oral or written, express or implied, between them. No subsequent alteration, amendment, change, or addition to this Lease shall be binding upon Landlord or Tenant unless in writing and signed by each of them.  Parol evidence shall never be admissible in any court, tribunal, arbitration or governmental agency to modify, amend or vary the terms of this Lease.

16.11                     Counterparts.  This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute the original. Telecopy signatures shall be adequate to indicate original signatures provided the originals are provided to the parties as soon as reasonably possible following execution.

IN WITNESS WHEREOF, this Lease has been executed and delivered by Landlord and Tenant.

LANDLORD:

Komas L.L.C.
By Woodbury Corporation, Its Manager
By (Signed) W. Richards Woodbury, President

TENANT:

Evans & Sutherland Corporation
By:	(Signed) Thomas Atchison
Chief Financial Officer

EXHIBIT A
LEGAL DESCRIPTION OF PROPERTY

BEGINNING at a point on the Westerly line of Komas Drive, said point being North 1626.262 feet and West 815.400 feet from the Salt Lake City Survey Monument at the intersection of Sunnyside Avenue and Padley Street, said Monument is located South 65°48’24” West 3622.62 feet and East 97.00 feet and South 58.20 feet from the Southeast corner of Section 3, Township 1 South, Range 1 East, Salt Lake Base and Meridian, and running thence South 49°00’00” East 551.954 feet; thence South 41°00’00” West 31.741 feet; thence South 60°00’00” West 601.002 feet; thence North 49°00’00” West 326.287 feet; thence North 41°00’00” East 488.553 feet; thence North 49°00’00” West 30.00 feet; thence North 41°00’00” East 111.443 feet to the point of beginning.

16:03:300:001:2014 / 6014

EXHIBIT B

DEFINITION OF OPERATING EXPENSES

1)                                      Notwithstanding anything in this Lease to the contrary, “Operating Expenses” as said term is used herein and in the Lease, shall consist of the direct operating expenses of the Building, and shall include all expenditures by Landlord to keep the Building in operation in subsequent years as may be reasonable, normal, and customary.  All such Operating Expenses shall be determined in accordance with generally accepted accounting principles, which shall be consistently applied.  The Operating Expenses shall be net and for that purpose shall be deemed reduced by the amount of any insurance reimbursement, other reimbursement, recoupment, payment, discount, credit, reduction, allowance, or the like received or receivable by Landlord in connection with such Operating Expenses. Operating Expenses, as used herein, shall mean, but not be limited to, the following direct expenses, costs and disbursements of operation of the Building:

a)                                      Salaries and such other compensation (including payroll taxes, welfare, retirement, vacation, holiday, other paid absences and other fringe benefits) payable to all full-time employees up to and including the building manager for performing services rendered in connection with the repair, maintenance and operation of the Building (or an equitable pro rata portion of such expenses, if such employees are engaged in the management, maintenance or operations of other buildings).

b)                                     Expenses of independent contractors or agents of Landlord performing services rendered in connection with the normal operation, repair and maintenance of the Building, such as the following:

i)                                         Window cleaners, miscellaneous handymen, janitors, cleaning personnel and porters engaged in cleaning, repairing, and maintaining the Building, its equipment and fixtures;

ii)                                      Watchmen, caretakers and persons engaged in patrolling and protecting;

iii)                                   Engineers, firemen, mechanics, electricians, plumbers and persons engaged in the operation, repair and maintenance of the heating, air conditioning, ventilating, plumbing, electrical and elevator systems; and

iv)                                  Plumbers, electricians, and other persons engaged in connection with the operation, normal repairs and normal maintenance of the Building.

c)                                      Normal repairs to and normal physical maintenance of the Building, including mechanical equipment and appurtenances thereto and the cost of supplies, tools, materials and equipment used in connection therewith.

d)                                     Premiums and other charges incurred by Landlord with respect to the following insurance to the extent carried by Landlord:

i)                                         Fire and extended coverage insurance, including earthquake, windstorm, hail, and explosion coverage;

ii)                                      Rioting attending a strike, civil commotion, aircraft, vehicle and smoke insurance;

iii)                                   Public liability and property damage insurance;

iv)                                  Elevator insurance;

v)                                     Workmen’s compensation insurance for the employees specified in Section 1(a) above;

vi)                                  Boiler and machinery insurance, sprinkler leakage, water damage, legal liability, burglary, fidelity and pilferage insurance on equipment and materials; and

vii)                               Such other insurance as is reasonable, necessary or advisable.

e)                                      Costs incurred for electricity, chilled water, water for heating, gas fuel, steam, water, telephone, or other similar utilities required in connection with the operation and maintenance of the Building.

f)                                        Costs incurred in connection with inspection, servicing and maintenance contracts necessary for proper operation, janitorial and window cleaning, rubbish removal, exterminating, water treatment, elevator, electrical, plumbing, and mechanical equipment and the cost of materials, tools, supplies, and equipment used in connection therewith.

g)                                     Water and sewer charges.

h)                                     Sales, use and excise taxes on goods and services purchased by Landlord to properly operate or maintain the Building and its equipment.

i)                                         License, permits and inspection fees for the Building, but not for any tenant improvements in the Building.

j)                                         Auditor’s fees for public accounting normally required for the operation and maintenance of the Building, but not including expenses for determining rents and operating expenses.

k)                                      Such other reasonable expenses and costs reasonably necessary to be incurred for the purpose of operating and maintaining the Building in a normal first-class manner and condition.

l)                                         Any such reasonable expenses and reasonable costs resulting from a substitution of work, labor, material or services in lieu of any of the above itemizations, or for any such additional work, labor services or material resulting from compliance with any governmental laws, rules, regulations or orders applicable to the Building or any parts thereof which shall, at the time of any such substitution and/or addition, be considered operating expenses in accordance with generally accepted accounting principles.

m)                                   All taxes, assessments and governmental charges, whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing the Building, or by others, subsequently created or otherwise, and other taxes and assessments attributable to the Building and the Building Parcel or the Building’s operation, excluding, however, all federal, state and local taxes on income, or measured by income.

n)                                     Reasonable costs incurred by Landlord in maintaining the Common Areas.

o)                                     Reasonable costs incurred by Landlord for management and maintenance of energy and utility savings devices and equipment.

p)                                     Property management fees, as set forth in Article 3, subsection (e) of this Lease.

q)                                     Ground Rent in connection with the Ground Lease, dated September 5, 1980, as amended by each of (i) that First Amendment to Lease Agreement, dated June 7, 1982, (ii) that Second Amendment to Lease Agreement, dated September 28, 1982, (iii) that Third Addendum to Lease Agreement, dated April 9, 1987, and (iv) that Fourth Addendum to Lease Agreement, dated December 31, 1990 (collectively, the “Ground Lease”).

2)                                      Notwithstanding anything contained in the Lease or in the foregoing list to the contrary, no expenses incurred for the following shall be included within the definition of “Operating Expenses”:

a)                                      Repairs or other work occasioned by fire, windstorm or other casualty of an insurable nature or by the exercise of the right of eminent domain.

b)                                     Leasing commissions, attorney’s fees, costs and disbursements and other expenses incurred in connection with negotiations, transactions, or disputes with tenants, other occupants, or prospective tenants or other occupants.

c)                                      Costs incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants of the Building.

d)                                     Landlord’s costs of electricity, HVAC, and other services sold to tenants and for which Landlord is entitled or would ordinarily be entitled to be reimbursed by tenants as an additional charge or rental over and above the basic rent payable under the lease agreement with such tenant.

e)                                      Depreciation and amortization.

f)                                        Costs of a capital nature, as defined under generally accepted accounting principles, including, but not limited to, capital improvements, capital replacements, capital repairs, capital equipment and capital tools, expect as otherwise provided in Section 1(p) above.

g)                                     Expenses in connection with non-standard services or other benefits of a type which are not provided Tenant but which are provided to another tenant or occupant.

h)                                     Costs incurred as a result of legal fees, judgments, or consent decrees due to violation by Landlord or any tenant of the terms and conditions of any lease.

i)                                         Interest on debt or amortization payments on any mortgage(s) or deed(s) of trust.

j)                                         Landlord’s general corporate overhead and general administrative expenses.

k)                                      Rentals and other related expenses incurred in leasing air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial services and which is not affixed to the Building.

l)                                         All items and services for which Tenant reimburses Landlord or pays third persons.

m)                                   Any other expense which under generally accepted accounting principles and practice would not be rendered as a normal maintenance or operating expense.

n)                                     Any costs, fines, penalties, legal fees or costs of litigation incurred due to violations by Landlord, its employees, agents, contractors or assigns, of any governmental rule or authority or of any lease in the Building.

o)                                     Management fees in excess of Article 3, subsection (e) of this Lease.

p)                                     Interest or penalties due to late payments of taxes, utility bills and other costs.

q)                                     Federal and state taxes on income, death, estate or inheritance taxes; franchise taxes and any taxes imposed or measured on or by the income of Landlord from the operation of the Building or imposed in connection with any financing or change of ownership of the Building.

Exhibit C

Description	Yearly Cost	Rentable Square Feet	Cost Per Square Foot	Monthly Cost	Usable Square Feet	Monthly Usable Cost
Janitorial	$5,022.00	83806	$0.005	$418.50	64718	$0.08
Landscape	$6,209.24	83806	$0.07	$517.44	64718	$0.10
Snow Removal	$3,885.00	83806	$0.05	$323.75	64718	$0.06
Utilites	$27,623.00	83806	$0.33	$2,301.92	64718	$0.43
Taxes	$131,139.40	83806	$1.56	$10,928.28	64718	$2.03
Land Lease	$58,513.00	83806	$0.70	$4,876.08	64718	$0.90
Insurance	$14,170.00	83806	$0.17	$1,180.83	64718	$0.22
In-HouseMaintenance	$16,422.00	83806	$0.20	$1,368.50	64718	$0.25
Substation Maintenance	$2,027.00	83806	$0.02	$168.92	64718	$0.03
Asphalt Maintenance	$—	83806	$—	$—	64718	$—
Maintenance	$9,006.00	83806	$0.11	$750.50	64718	$0.14
Emergency		83806	$—	$—	64718	$—
	$274,016.64		$3.21	$22,834.72		$4.23
Management Fees	$4,356.15	83806	$0.05	$363.01	64718	$280.33
1.25% Cap	$342,520.80
Total	$346,876.95

Exhibit D

8K Leased Year Two

50 % Operating Expenses

Description	Yearly Cost	Rentable Square Feet	Cost Per Square Foot	Monthly Cost	Usable Square Feet	Monthly Usable Cost
Janitorial	$50,283.60	83806	$1.20	$8,380.60	64718	$0.78
Landscape	$6,209.24	83806	$0.07	$517.44	64718	$0.10
Snow Removal	$3,885.00	83806	$0.05	$323.75	64718	$0.06
Electrical	$61,608.50	83806	$0.74	$5,134.04	64718	$0.95
Gas	$9,108.52	83806	$0.11	$759.04	64718	$0.14
Water & Sewer	$15,600.00	83806	$0.19	$1,300.00	64718	$0.24
Taxes	$131,139.40	83806	$1.56	$10,928.28	64718	$2.03
Land Lease	$58,513.00	83806	$0.70	$4,876.08	64718	$0.90
Insurance	$14,170.00	83806	$0.17	$1,180.83	64718	$0.22
Maintenance	$24,711.00	83806	$0.29	$2,059.25	64718	$0.38
Substation Maintenance	$2,027.00	83806	$0.02	$168.92	64718	$0.03
Emergency Maintenance	$15,000.00	83806	$0.18	$1,250.00	64718	$0.23
	$392,255.26		$5.28	$36,878.24		$6.06
Management Fees	$13,068.45	83806	$0.16	$1,089.04	64718	$840.99
Total	$405,323.71					$6.26
Tenant’s Pro Rata Share @ 8K	$74,888.20	9.5459%				$1.16
E&S Responsibility	$330,435.51					$5.11
1.25% CAP	$413,044.39

EXHIBIT E

The Monthly Rental Amount to be refunded from the Security Deposit by Landlord to Tenant beginning the 16th month as set forth in Section 4.4 (a) of this Lease shall be as set forth below plus any interest due Tenant at the end of the Lease term.

Month	Rental Amount	Month	Rental Amount
13		25	$36,301.25
14		26	$36,301.25
15		27	$36,301.25
16	$58,081.64	28	$36,301.25
17	$47,191.67	29	$36,301.25
18	$47,191.67	30	$36,301.25
19	$47,191.67	31	$36,301.25
20	$47,191.67	32	$36,301.25
21	$47,191.67	33	$36,301.25
22	$47,191.67	34	$36,301.25
23	$47,191.67	35	$36,301.25
24	$47,191.67	36	$36,301.25
25	$435,615.00		$435,615.00

Note:  The Rental Amount in the 16th month includes $10,889.97 from the payment of the Monthly Rental Amount in the 15th month as it is in excess of Tenant’s Security Deposit obligation.

EXHIBIT F

As set forth in Section 4.4 (b) of this Lease, the Monthly Rental Amount to be refunded from the Security Deposit by Landlord to Tenant shall be the difference between the sum of the aggregate Monthly Rental Amount as set forth below for months sixteen (16) through thirty six (36) plus the aggregate monthly Rental Amount of any applicable Third Party Rents minus Eight Hundred Seventy One Thousand Two Hundred Thirty and 00/100 Dollars ($871,230.00) and Landlord shall pay Tenant any interest due Tenant on Security Deposit at the end of the Lease term.

Month	Rental Amount	Month	Rental Amount
13		25	$36,301.25
14		26	$36,301.25
15		27	$36,301.25
16	$58,081.64	28	$36,301.25
17	$47,191.67	29	$36,301.25
18	$47,191.67	30	$36,301.25
19	$47,191.67	31	$36,301.25
20	$47,191.67	32	$36,301.25
21	$47,191.67	33	$36,301.25
22	$47,191.67	34	$36,301.25
23	$47,191.67	35	$36,301.25
24	$47,191.67	36	$36,301.25
25	$435,615.00		$435,615.00

Note:  The Rental Amount in the 16th month includes $10,889.97 from the payment of the Monthly Rental Amount in the 15th month as it is in excess of Tenant’s Security Deposit obligation.

EXHIBIT G

UTILITY AGREEMENT

THIS UTILITY AGREEMENT (“Agreement”) is entered into this        day of              , 2007, by and between EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (“E&S”), KOMAS, L.L.C., a Utah limited liability company (“Komas”) and PACIFICORP, an Oregon corporation doing business as Utah Power & Light Company (“UP&L”), individually a “Party” and collectively, the “Parties”.

R E C I T A L S

A.                                   E&S and Woodbury Corporation have entered into a Purchase and Sale Agreement, dated April 7, 2004 (the “Purchase Agreement”) with respect to the building and improvements located at 650 Komas Drive, Salt Lake City, Utah (the “Property”).

B.                                     Komas intends to obtain from Woodbury Corporation an assignment of Woodbury Corporation’s rights and interests under the Purchase Agreement, and to take possession of the Property.

C.                                     Currently, the Property receives electrical power from a substation (the “Substation”) owned and operated by E&S.

D.                                    Pursuant to the Purchase Agreement, Woodbury Corporation and E&S have required, as a condition to closing the transaction contemplated by the Purchase Agreement and as further set forth in that certain Lease Agreement dated                 , 2004, that Komas, E&S and UP&L agree, in writing, to a separation, including separate metering, by UP&L of any electrical facilities servicing the Property from the electrical facilities servicing other property owned and/or controlled by E&S in the vicinity of the Property.

E.                                      The Parties have agreed to enter into this Agreement at the termination of the Lease set forth above to resolve the issues regarding the billing separation of electrical services to the Property.

A G R E E M E N T

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                       Installation of Electrical Meter.  UP&L shall install, at the cost and expense of E&S and Komas, to be borne equally by E&S and Komas, a primary meter near the existing switch box to allow UP&L to meter for the electrical services provided to the Property upon separation of the electrical facilities servicing the Property from the electrical facilities servicing other property owned and/or controlled by E&S.  Charges due UP&L under this Section 1 are separate from the costs due under any other section of this Agreement.

2.                                       Charge for Electrical Service.  At such time as UP&L has installed the electrical meter referenced in Section 1 above and the electrical service is separated as defined in Section 3 below, Komas shall be served and billed by UP&L, at the applicable approved rate schedule.

3.                                       Separation of Electrical Services.  As soon as is practicable, in the opinion of UP&L, in its sole and absolute discretion, UP&L will separate the electrical service for the Property from the Substation; provided, however, that such separation, including, without limitation, line design and construction, shall be subject to the standard Public Service Commission regulations regarding line extension costs, deposits and contracts.  Komas shall be responsible, at its sole cost and expense, to pay for such installation in accordance with the applicable Public Service Commission regulations regarding line extension costs, deposits and contracts.  Komas shall pay for all costs to provide service beyond the existing primary switchgear, including but not limited to, any necessary trenching, conduit installation, connection, splicing or conductoring, to and from the new meter cabinet, but excluding the cost of primary metering addressed in Section 1 above. Once UP&L has installed the electrical meter as required herein, and separated the electrical service provided to the Property as described in this Section 3, UP&L will bill Komas under the applicable electric service schedule, on file with and approved by the Utah Public Service Commission, which is currently Electric Service Schedule No. 6, with voltage discount.

4.                                       Payment. E&S and Komas shall tender payment in the total amount of                and 00/100 Dollars ($               ) immediately upon executing this Agreement and UP&L’s obligation to proceed with the activities described in Section 1 and Section 3 herein shall be contingent upon receipt of such payment.  UP&L may, at its sole discretion, require an additional prepayment from Komas to cover the estimated cost of work performed pursuant to Section 3 herein.  Payment in full of amounts due under this Agreement is a condition precedent to UP&L’s obligation to provide electric service to the Property.

5.                                       Execution of Additional Documents.  Komas, E&S and UP&L agree to execute such further documentation, as may be necessary to fulfill the purposes of this Agreement.  Komas specifically acknowledges and agrees to execute such utility provider contracts and documents (the “Utility Contracts”) as UP&L may require in connection with providing the electrical service to the Property.

6.                                       Indemnification.  In addition to any other indemnities that may be required by or contained in the Utility Contracts, Komas hereby agrees to indemnify, defend (with counsel reasonably acceptable to E&S and/or UP&L, as the case may be) and hold harmless E&S and UP&L and their respective parent companies, subsidiaries, affiliates, employees, attorneys, representatives and agents, and successors and assigns, from and against any and all judgments, claims, expenses (including attorneys’ and other consultants’ reasonable fees and costs), causes of action, damages, liabilities, including without limitation, all foreseeable and all unforeseeable consequential damages, directly or indirectly arising out of the supply of electrical services to the Property, through the Substation or otherwise.  Komas acknowledges and agrees, for itself, its successors and assigns, that neither E&S nor UP&L shall be liable to Komas or any tenants or other occupants of the Property in damages or otherwise if such electrical services are interrupted or terminated because of necessary repairs, installations, improvements, or any other cause beyond the control of E&S or UP&L.  Komas further acknowledges and agrees that if Komas needs uninterrupted electrical service, that Komas shall be responsible, at its sole cost and expense, for providing an electrical back-up generator or other uninterruptible power source for the Property.

7.                                       Successors and Assigns.  This Agreement shall be binding on the Parties and their respective successors and assigns.

8.                                       Severability.  Invalidation of any one of these Covenants and Restrictions by judgment or court order shall in no way affect the validity of any other provisions, which shall remain in full force and effect.

9.                                       Number and Gender.  Number and gender as used in this Agreement shall extend to and include both a singular and plural and all genders as the context and construction require.

10.                                 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Utah.

11.                                 Integration.  Except as set forth below, this Agreement contains the entire agreement of the parties hereto, and supersedes any prior written or oral agreements between the parties concerning the subject matter contained herein.  Notwithstanding the foregoing, any matters in connection with the subject matter of this Agreement not specifically set forth in this Agreement shall be subject to and governed by the Utah Public Service Commission regulations in connection with such matters.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

E&S:

EVANS & SUTHERLAND COMPUTER CORPORATION,
a Utah corporation

By:

Its:

Komas:

KOMAS, L.L.C.,
a Utah limited liability company

By:	Woodbury Corporation,
a Utah corporation
Its:	Manager

By:
W. Richards Woodbury, President

By:
O. Randall Woodbury, Secretary

UP&L:

PACIFICORP, an Oregon corporation doing business as Utah Power & Light Company,

By:

Its: